Filed Pursuant to Rule 433

Registration No. 333-165432

**ABS NEW ISSUE: Prelim Pricing

$1033.89MM Santander Drive Auto Receivables Trust 2012-1 **

Joint Leads: Citi (Str) & Barc & Santander

Co-Managers : CS, JP

100% Pot

Size		M/S&P	WAL	EXPECT	LEGAL	BMKR	YIELD(%)	PRICE	CPN(%)

A1	$195mm	P-1/A1+	0.21	Jun-12	Jan-13	InterpL+4	0.54431	100.00	0.54431
A2	$375mm	Aaa/AAA	0.99	Sep-13	Apr-15	EDSF+70	1.256	99.99733	1.25
A3	$85.36m	Aaa/AAA	1.85	Jan-14	Oct-15	EDSF+90	1.495	99.99934	1.49
B	$107.35m	Aa1/AA	2.30	Aug-14	May-16	IntS +210	2.740	99.99005	2.72
C	$135.59m	A1/A	2.97	Jun-15	Nov-17	IntS +310	3.814	99.98872	3.78
D	$101.7mm	Baa2/BBB	3.68	Oct-15	Nov-17	IntS +375	4.605	99.99524	4.56
E	$33.89mm	Ba2/BB+	3.74	Oct-15	Feb-19	*Not offered*	6.867

Ticker	:	SDART 2012-1
Registration	:	SEC Registered
Trade	:	01/11/ 12
Settle	:	01/19/12
B&D	:	Citi
Denominations	:	$1k & $1k
Pricing Speed	:	1.5% ABS Priced to 10% call
ERISA Eligible	:	Yes

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